UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: December 30, 2004
Commission File No. 1-8968

ANADARKO PETROLEUM CORPORATION
1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046
(832) 636-1000

Incorporated in the	Employer Identification
State of Delaware	No. 76-0146568

Item 8.01 Other Events

T-Bar X Limited Company v. Anadarko Petroleum Corporation, a case filed in the 82nd Judicial District Court of Robertson County, Texas, involves a dispute regarding a confidentiality agreement that Anadarko executed in August 1999. On January 28, 2004, based upon a jury verdict, the court entered a $145 million judgment in favor of the plaintiff as follows: $40 million in actual damages; $100 million in punitive damages; and, $5 million in pre-judgment interest. The court later signed an Amended Final Judgment on April 14, 2004, which reduced the punitive damages to $80 million reducing the total judgment to approximately $125 million. Anadarko appealed the case to the Court of Appeals for the 10th District of Texas at Waco. The Company believed that it had strong arguments for a reversal on appeal and that it was not probable that the judgment would be affirmed. As of December 30, 2004, the parties executed a Settlement and Release Agreement to resolve all disputes for approximately $38 million. As a result of the settlement, the parties have requested that the Amended Final Judgment be vacated and will request that the litigation be dismissed. Financial results for 2004 will include a charge of $24 million after income taxes or $0.10 per share (diluted) related to this settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

ANADARKO PETROLEUM CORPORATION
(Registrant)

January 13, 2005	By:	/s/ Diane L. Dickey
Diane L. Dickey - Vice President and Controller